BELLSOUTH CORPORATION
     OFFICER SHORT TERM INCENTIVE AWARD PLAN
     (Effective 1996)


1.0  Purpose.

The purpose of the BellSouth Corporation Officer Short Term Incentive Award Plan is to provide Officers with incentive compensation, in the discretion of the Committee, based upon a combination of the achievement of financial, customer service, shareholder return, individual strategic or other objectives as the Committee may determine in its discretion, but subject to the achievement of an overall shareholder-approved performance goal based on Consolidated Earnings in order that payments are deductible under Section 162(m) of the Code.

2.0  Definitions.

Each term set forth in this Section 2.0 shall have the respective meaning set forth opposite such term for purposes of this Plan, and when the defined meaning is intended the term is capitalized.

"Beneficiary" means the person designated by an Officer to receive any award paid following the Officer's death as determined pursuant to Section 8.2.

"Board" means the Board of Directors of the Company.

"Chief Executive Officer" means the Chief Executive Officer of the Company .

"Code" means the Internal Revenue Code of 1986, as amended from time to time.

"Committee" means the Nominating and Compensation Committee of the Board, or any successor committee of the Board which satisfies the requirement of Section 162(m)(4)(C)(i) of the Code.

"Company" means BellSouth Corporation, a Georgia corporation.

"Consolidated Earnings" means consolidated net income for the year for which a bonus is paid, as shown on the audited consolidated statement of income of the Company, adjusted to omit the effects of extraordinary items, gain or loss on the disposal of a business segment (other than provisions for operating losses or income during the phase-out period), unusual or infrequently occurring events and transactions that have been publicly disclosed and the cumulative effects of changes in accounting principles, all as determined in accordance with generally accepted accounting principles.

"Officer" means any executive of the Company or any Subsidiary who is a member of the executive compensation group under the Company's compensation practices.

"Plan" means this BellSouth Corporation Officer Short Term
Incentive Award Plan, as effective for 1996 and as thereafter amended from time to time.

"Subsidiary" means any corporation, joint venture or partnership in which the Company owns directly or indirectly (i) with respect to a corporation, stock possessing at least ten percent (10%) of the total combined voting power of all classes of stock in the corporation, or (ii) in the case of a joint venture or partnership, a ten percent (10%) or more interest in the capital or profits of such joint venture or partnership.

3.0  Effective Date.

The Plan shall be effective beginning for Awards granted for 1996 and shall remain in effect until terminated by the Committee. This Plan replaces the BellSouth Corporation Short Term Incentive Plan as previously in effect. Notwithstanding the above, this Plan is subject to approval by Company shareholders on April 22, 1996, and will be null and void if not approved on such date.

4.0  Administration.

This Plan shall be administered by the Committee. The Committee shall (a) determine who is an eligible Officer under the Plan,
(b) determine the amount of any Awards under the Plan, (c) determine the terms and conditions of all election and other forms under the Plan, (d) interpret the Plan, and (e) make all other decisions relating to the operation of the Plan. The Committee's actions and determinations under the Plan shall be completely at its sole, absolute and final discretion, and all such Committee actions and determinations shall be final and binding on all persons. No member of the Committee shall be personally liable for any action, determination, or interpretation with respect to the Plan or Awards. All members of the Committee shall be protected by the Company, to the fullest extent permitted by applicable law, in respect of any such action, determination or interpretation. The Committee may adopt such regulations and guidelines as it deems are necessary or appropriate for the administration of the Plan.

5.0  Eligibility.

Only Officers shall be eligible for Awards under this Plan. Officers are not rendered ineligible by reason of being a member of the Board. The Committee may establish such additional rules for eligibility as it determines are appropriate. The actual payment of an Award to any eligible
Officer shall be at the discretion of the Committee as provided in Section 6.0 and related sections of the Plan.

6.0  Awards

6.1 Committee Discretion. The amount of any Award to be paid to an eligible Officer shall be determined by the Committee in its discretion, subject only to the limits of Section 6.2. The Committee in making its determination shall take into consideration the recommendations of the Chief Executive Officer, except in the case of an Award to the Chief Executive Officer; the Officer's contribution to the achievement of Company objectives; the achievement of financial, service, shareholder return or other objectives which the Committee may establish for this purpose; or such additional or replacement factors as the Committee may deem relevant. The Committee from time to time may establish written objectives, weightings and other guidelines for its use in exercising its discretion under this Section 6.1.

6.2. Performance-Based Limit. Awards only shall be payable under this Plan for a year if the Company has positive Consolidated Earnings for the year. Furthermore, the maximum Award that may be payable under this Plan for a year (i) to an individual who is Chief Executive Officer for any part of the year, (ii) to each Officer who is not Chief Executive Officer for any part of the year but who is in a position of Executive Vice Present or Group President, or higher, and (iii) to each other Officer will be (i) .15%, (ii) .1% and (iii) .05%, respectively, of Consolidated Earnings for the year. This resulting amount for any year shall be the limit established for purposes of Section 162(m) of the Code, and the actual amount paid to any Officer shall only be that amount, if any, determined by the Committee under Section 6.1 and related sections of the Plan.

6.3. Committee Certification. Prior to payment of any Award for a year and following receipt of a report from the Company's independent accountants of the Consolidated Earnings for the year, the Committee shall determine the maximum amounts that may be paid under Section 6.2 for the year to any Officer and shall certify that any awards determined under Section 6.1 are within such limits.

6.4. Payments. All Awards for a year determined by the Committee under this Section 6.0 shall be paid by the Company and its Subsidiaries in cash as soon as is practicable following Committee certification as provided in Section 6.3. Such payment, however, may be subject to deferral under the BellSouth Incentive Award Deferral Plan or any replacement plan or program the Committee may establish for this purpose, provided that any additional amounts credited under any such deferral plan or program during the period of deferral shall be determined based either on a reasonable rate of interest or on a specific investment or deemed investment, including Company stock, as may be determined by the Committee within the limits of the regulations under Section 162(m) of the Code.


7.0  Special Awards and Other Plans.   Nothing in this Plan shall
prevent the Company and its Subsidiaries from maintaining other incentive compensation plans providing for the payment of special awards of incentive compensation to employees or from paying special performance or recognition awards to employees, including in each case Officers, provided that no such awards to any Officer shall be contingent upon the Company's failure to meets its Consolidated Earnings goal in Section 6.2 or otherwise compensate an Officer for the restriction of any Award arising from the application of the Consolidated Earnings limit described in Section 6.2.

8.0  Miscellaneous Administrative Provisions.

8.1. Amendment and Termination. The Committee shall have the right to amend, modify, suspend or terminate the Plan at any time for any purpose; provided, that approval by Company shareholders shall be required as provided in the regulations under Section 162(m) of the Code for any amendment that would have the effect of changing the class of employees eligible for consideration for Awards under Section 5.0, materially changing the definition of Consolidated Earnings, changing the formula in Section 6.2 for determining the maximum amount of Awards paid to any Officer or changing the provisions of Section 6.4 regarding the credit of additional amounts on deferred Awards.

8.2. Beneficiary. The payment of an Award for any Officer under this Plan shall be made only to the Officer, a personal representative of the Officer for the benefit of the Officer, or to the Officer's Beneficiary following death, all as determined by the Committee. No attempted assignment or alienation of an Award will be recognized by the Committee. An Officer may name, from time to time, any beneficiary or beneficiaries (which may be named contingently or successively) as his or her Beneficiary for purposes of the Plan. Each designation shall be on a form prescribed by the Committee, will be effective only when delivered to the Company, and when effective will revoke all prior designations by the Officer. If an Officer dies with no such beneficiary designation in effect, or if the Committee determines that there is any question about the legal right of the designated beneficiary, such Officer's Beneficiary shall be his or her estate.

8.3.  No Right to Awards.   No person shall have any claim to be
paid an Award under the Plan and there is no obligation for uniformity of treatment of eligible Officers under the Plan. The selection of Officers to receive Awards and the amount of Awards rests completely in the absolute and final discretion of the Committee. The Committee's discretion is limited only by the maximum amount of an Award that it may pay as provided in Section
6.2. Neither the existence of this maximum, nor any prior practice by the Committee as to the payment or amount of Awards, creates an obligation by the Committee to pay any Award for any year or to pay an Award equal to the maximum or any other amount. Furthermore, neither the Plan nor any action taken hereunder shall give any Officer the right to be retained in the employ of the Company or a Subsidiary.

8.4. No Funding. This Plan shall be unfunded and no assets of the Company or a Subsidiary shall be segregated for the purpose of paying any Awards.
8.5. Taxes. The Company or any Subsidiary shall withhold from any payment under the Plan such taxes as it deems are sufficient to cover any withholding taxes which may become required with respect to such payment. The Company or any Subsidiary shall have the right to require the payment to it of any such taxes and require that any person furnish information deemed necessary by such company to meet any tax reporting obligation before making any payment under the Plan.

 8.6 Governing Law.   This Plan shall be governed by the laws of
the State of Georgia.